EXHIBIT 11(i)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective
Amendment No. 19 to Registration Statement (No. 33-35827) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street European Equity Fund, The 59 Wall Street Pacific Basin Equity Fund, and The 59 Wall Street Small Company Fund (three of the series constituting The 59 Wall Street Fund, Inc.) of our reports dated December 12, 1997 in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Highlights", appearing in the Prospectus, which is also a part of such Registration Statement.

/S/DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 27, 1998